Exhibit 1.8

For Immediate Release ▶▶▶	For More Information ▶▶▶
March 8, 2005	Lauren Ceradini
Articulate Communications Inc.
212.255.0080, ext. 18
lceradini@articulatepr.com

Ross Systems’ Enhanced Internet Application Framework Embraces
Service-Oriented Architecture for Flexible Enterprise Solutions

Advanced Platform Provides Business Agility and Stability for Mid-Sized Manufacturers

ATLANTA – March 8, 2005 – Ross Systems (“Ross”), a software unit of chinadotcom corporation (NASDAQ: CHINA), today announced that through the use of its iRenaissance enterprise resource planning (“ERP”) and Web services-based architecture, the Internet Application Framework (IAF), Ross customers are reporting enhanced return on their IT investment, improved stability and increased scalability. Leveraging current, open standards with IAF, Ross customers are able to quickly and cost-effectively extend business processes across the enterprise to better meet customer demand with real-time decision-making applications.

Companies today are looking to build their business on a flexible platform to cost-effectively address growing requirements for integration of internal and external systems. Realizing this need, Ross has architected its leading ERP solutions to enable customers like Jennmar Corporation, an internationally recognized specialty bolt design and steel support systems manufacturer, to leverage iRenaissance into existing applications to drive greater business value. With iRenaissance, Jennmar capitalizes on the flexibility of a service-oriented architecture (SOA), with the ability to continually map solutions to evolving business needs, across platforms and locations.

“The architecture of iRenaissance and IAF provide us the ability to implement solutions to meet Jennmar’s unique business needs, while retaining the rich business logic inherent in iRenaissance,” said Ted Benham, vice president of information technology for Jennmar. “We are able to apply IAF to our existing and developing applications and infrastructure without the fear of getting boxed in. Our integration requirements are easily addressed and cost-effectively maintained with iRenaissance IAF. With the flexibility of a completely browser-based platform, we can deploy the system with no client software installations and access the system from remote locations, including portable wireless devices.”

Ross today announced the general availability of the latest version of its IAF. With improved efficiency and flexibility in the form of reusable software services for iRenaissance applications, IAF leverages Web services to enable interoperability within a SOA. As a Web-based platform incorporating .NET and XML technologies, IAF appeals not only to IT staff but directly addresses real business needs of today.

Global Headquarters ▶ Ross Systems, Inc. ▶ Two Concourse Parkway, Suite 800▶Atlanta, GA 30328▶USA
www.rossinc.com▶+1 770.351.9600

“Ross is dedicated to providing the most advanced technology for its customers, bringing innovation to their doorstep while continually meeting industry-specific business challenges,” said Eric Musser, CTO of Ross Systems. “A genuine standards-based platform that companies can evolve with, IAF revolutionizes the way our customers deploy and maintain enterprise applications and improve the way they do business.”

About Ross Systems

Ross Systems, a software unit of chinadotcom corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company in China and internationally. The company has approximately 1,800 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Ross to address the needs of its customers, the ability of the iRenaissance Internet Application Framework™ (IAF) technology to increase return on investment, improve stability, and increase scalability, the ability of Ross’ technology to enable customers to cost effectively leverage business processes across platforms and locations, and the ability of Ross to help manufacturers improve they way they do business. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the manufacturing market; the continued ability of Ross’ solutions to address manufacturing-specific requirements; demand for and market acceptance of new and existing enterprise software and services and the positioning of Ross’ solutions in the manufacturing industries including food and beverage, life sciences, chemicals, metals and natural products. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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